Exhibit 10.18

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (“Agreement”) is dated and effective as of the date of last signature (the “Effective Date”) and is made by and between University of Louisville Research Foundation, Inc. (“ULRF”), a Kentucky 501(c)3 non-profit corporation having an office at 300 East Market Street, Suite 300, Louisville, Kentucky, 40202, as the agent of the University of Louisville (“UofL”) for licensing intellectual property owned and controlled by ULRF on behalf of UofL, and Qualigen Therapeutics, Inc. (“Licensee”), a Delaware corporation with a principal place of business at 2042 Corte Del Nogal, Carlsbad, California 92011. ULRF and Licensee are referred to herein, on occasion, separately as a “Party” or together as the “Parties”.

BACKGROUND

1.	ULRF was established by UofL to enter into and administer research agreements with external funding sources and to own, control, and license intellectual property on behalf of UofL in order to foster the transfer and development of technology for public benefit.

2.	A valuable invention or inventions as described in ULRF Case No. 20050 (“Invention”), was/were developed during the course of research conducted at UofL by the individuals hereinafter listed in Section 1.4 (“Inventors”).

3.	ULRF has acquired through assignment all rights, title and interest of said Inventors in said valuable Invention and the related Licensed Patents, as hereinafter defined and identified.

4.	ULRF has acquired and owns, as of the Effective Date of this Agreement, certain technical knowledge (“Technical Knowledge”) relating to schematics, formulas, processes, data, methods, and other information suitable for manufacturing and using the invention for various uses and applications, as hereinafter defined and identified.

5.	Qualigen, Inc., which is now a wholly owned subsidiary of Licensee, and ULRF signed an Exclusive Option Agreement effective March 31, 2020 (ULRF ref. 20291-OA) hereinafter the “Option Agreement,” allowing Qualigen, Inc. to evaluate the Invention, potential products arising therefrom, and markets therefor.

6.	In accordance with the terms of the Option Agreement, Qualigen, Inc. has exercised its option to negotiate a license to the Invention; and Qualigen, Inc. has (with ULRF’s consent) assigned its optionee rights under the Option Agreement to Licensee.

7.	ULRF and Licensee desire to have the Invention developed and commercialized so that products and services resulting therefrom may be available for public use and benefit.

8.	Licensee desires to receive and utilize ULRF’s Technical Knowledge for the development of the Invention, and acquire a license under the Licensed Patents to make, have made, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein, and ULRF is willing to make such Technical Knowledge available and grant a license under the Licensed Patents to Licensee in accordance with the terms herein.

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Now, therefore, the Parties agree as follows:

1. definitions

1.1	“Affiliate” of Licensee (or of a Sublicensee, respectively) means any entity that, as of the applicable point in time during the term of this Agreement, directly or indirectly controls Licensee (or a Sublicensee, respectively), is controlled by Licensee (or a Sublicensee, respectively), or is under common control with Licensee (or a Sublicensee, respectively) and is under obligations of or otherwise bound to terms of confidentiality with Licensee (or Sublicensee, repectively). For purposes of this definition, “control” means (a) having the actual, present capacity to elect a majority of the directors of such entity, or (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity.

1.2	“Change of Control” means (a) the sale of all or substantially all the assets of a Party; (b) any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

1.3	“Field of Use” means: all fields.

1.4	“Inventors” means: Paula J. Bates and Kenneth Palmer.

1.5	“Licensed Method” means any process or method, the use or practice of which, absent the license granted pursuant to this Agreement, infringes or contributes to or induces the infringement of a Licensed Patent or relies on Licensed Technical Knowledge.

1.6	“Licensed Patents” means: (a) the United States and foreign patents and/or patent applications identified in Exhibit A; (b) any and all patents issuing from the foregoing; (c) any and all claims of continuation-in-part applications that claim priority to the United States patent applications identified in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in 35 U.S.C. § 112(a) in the United States patent applications identified in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; (d) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications identified in Exhibit A; and (e) any and all divisionals, continuations, reissues, reexaminations, renewals, substitutions, and extensions of the foregoing. Any claim of a pending or of an issued and unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a patenting authority or a court of competent jurisdiction from which no appeal can be or is taken.

1.7	“Licensed Product” means any product, material, kit, or other article of manufacture or composition of matter, the making, use, Sale, or offer for Sale, or import of which, absent the license granted pursuant to this Agreement, infringes, induces infringement, or contributes to infringement of a Licensed Patent and/or embodies, contains, uses, is used or made through the use of, or was in whole or part derived from Licensed Technical Information.

1.8	“Licensed Service” means a service provided using Licensed Products or Licensed Methods, including, without limitation, any such service provided in the form of contract research or other research performed by Licensee on behalf of a third party.

1.9	“Licensed Technical Knowledge” means proprietary data and information which are not generally known that are acquired and controlled by ULRF and are provided to Licensee by ULRF in order to practice the Licensed Patents. Technical Knowledge shall be limited only to those proprietary data and information to which ULRF has an ownership or other interest during the term of this Agreement; all to the extent and only to the extent that ULRF has the right to grant licenses or other rights thereunder.

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1.10	“License Year” means a year in which this Agreement is in effect. The first License Year will begin on the Effective Date and run until December 31 of the same calendar year. Thereafter, each subsequent License Year will mean each subsequent calendar year, beginning January 1 and ending December 31, provided that the final License Year will end on the date of expiration or termination of this Agreement.

1.11	“Net Sales” means the gross amount of any payments, and the fair market value of any non-cash consideration, received by Licensee, Affiliates or Sublicensees for the use, Sale or other transfer of Licensed Products and Licensed Services, less the following deductions:

a.	Trade, cash and quantity discounts actually allowed from billed amounts;

b.	Discounts, refunds, rebates actually taken, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation, Medicaid, HMO, institutional and governmental rebates (other than such which have already diminished the gross amount invoiced);

c.	Credits or allowances granted on returns or rejections of Licensed Products/Licensed Services actually Sold;

d.	Amounts invoiced for Licensed Products/Licensed Services sales but actually written off in good faith as uncollectible (net of any recoveries on written-off debt);

e.	Shipping, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced; and

f.	Any tax imposed on the production, sale, delivery or use of the Licensed Products/Licensed Services, including, without limitation, import, export, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced. Before deducting value added taxes, Licensee will inform ULRF of the value added taxes to give ULRF, as a non-profit entity, the opportunity to follow procedures to eliminate the need for value added taxes.

Net Sales will not include transfers among Licensee, its Affiliates, or Sublicensees unless the recipient is the end purchaser.

If Licensed Products/Licensed Services are Sold as part of a combination product or bundle, the Net Sales of such Licensed Products/Licensed Services for the purpose of calculating royalties owed under this Agreement, shall be determined as follows: first, Licensee shall determine the actual Net Sales of such combination product or bundle (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the average gross selling price in the applicable country of such Licensed Products/Licensed Services sold separately, and B is the sum of the average gross selling prices in the applicable country of each other component/constituent in the combination product or bundle sold separately. For clarity, the other component/constituent as B must be an active ingredient and not merely a buffer or formulation substance. If the Licensed Products/Licensed Services and/or the other component/constituent(s) in the combination product or bundle are not sold separately in the applicable country, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Licensed Products/Licensed Services in the combination product or bundle to the total fair market value of such combination product or bundle. If the Parties cannot agree on such relative value, such disagreement shall be referred to an independent expert.

1.12	“Non-Royalty Sublicensing Income” means the gross amount of any payments, and the fair market value of all other consideration, received by Licensee for the grant of rights under a Sublicense, excluding payments made to Licensee as a royalty based on Sales by the Sublicensee. For avoidance of doubt, amounts received by Licensee or its securities holders upon a Change of Control do not constitute Non-Royalty Sublicensing Income.

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1.13	“Sale” means the act of selling, leasing, or otherwise transferring or providing Licensed Products or Licensed Services for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or cause to be made a Sale.

1.14	“Sublicense” means any agreement between Licensee and a third party that contains a grant to Licensed Patents and/or Licensed Technical Knowledge regardless of the name given to the agreement by the parties.

1.15	“Sublicensee” means any third party to whom Licensee has granted a Sublicense.

1.16	“Term” has the meaning set forth in Section 15.1.

2. grant

ARTICLE 2

2.1	Grant. Subject to Licensee’s compliance with the terms and conditions of this Agreement, ULRF grants to Licensee an exclusive (subject to Section 2.2), worldwide license under the Licensed Patents in the Field of Use to (a) make, have made, use, offer for Sale, import, and Sell Licensed Products and Licensed Services, and (b) to practice Licensed Methods.

2.2	Grant to Licensed Technical Knowledge. Subject to Licensee’s compliance with the terms and conditions of this Agreement, ULRF grants to Licensee a nonexclusive, royalty-fee bearing, worldwide license for Licensed Technical Knowledge to manufacture, have made, use, offer for Sale, import, and Sell Licensed Products and Licensed Services. In furtherance of the foregoing, ULRF will not grant a license to the Licensed Technical Knowledge to any third party to commercialize a product in the Field of Use that would be competitive with the Licensed Patents or Licensee’s use or proposed use of the Licensed Patents and/or Licensed Technical Knowledge, absent Licensee’s prior written consent.

2.3	Retained Rights. Regarding ULRF’s Licensed Patents and Licensed Technical Knowledge, ULRF reserves to itself and UofL and to the Inventors to do any one or more of the following: (a) publish any information resulting from research relating to the Invention; (b) practice the Licensed Patents and Licensed Technical Knowledge for any not-for-profit purposes, including education, research, teaching, and public service; (c) make, use, and import the Invention, Licensed Technical Knowledge and associated technology for educational and research purposes; and (d) allow other non-profit academic research institutions to do any one or more of the activities of the preceding clauses (a), (b), and (c) of this Section for educational and research purposes.

2.4	Government Rights. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200–212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. These provisions also impose the obligation that Licensed Products Sold or produced in the United States be “manufactured substantially in the United States.” Licensee will ensure that all obligations under these provisions are met.
2.5	Specific Exclusions. Nothing in this Agreement is or will be construed as: (a) conferring by implication, estoppel, or otherwise any license or rights under any patent applications or patents of ULRF other than the Licensed Patents, regardless of whether such patent applications or patents are dominant or subordinate to the Licensed Patents; or (b) an obligation to furnish to Licensee any know-how not provided in the patents and patent applications of the Licensed Patents other than to the extent it constitutes Licensed Methods, Licensed Products, Licensed Services or Licensed Technical Knowledge.

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3. SUBLICENSING

ARTICLE 3

3.1	Permitted Sublicensing. Subject to the requirements of Section 3.3 and for so long as Licensee remains in good standing with all terms and conditions of this Agreement, Licensee may grant Sublicenses in the Field of Use. For this consideration, Licensee will pay to ULRF the fees and other amounts specified in Exhibit B. For purposes of this Agreement, the operations of any Sublicensee under their respective Sublicense will be deemed to be the operations of Licensee, for which Licensee will be responsible. Affiliates will have no licenses under the Licensed Patents or Licensed Technical Knowledge except as granted by Licensee in a Sublicense.

3.2	Required Sublicensing.

(a)	In the event that ULRF and Licensee each own an undivided interest in any Licensed Patent (a “Jointly Owned Licensed Patent”), Licensee will not attempt to separately grant a license to any third party under its rights in such Jointly Owned Licensed Patent without concurrently granting a Sublicense under ULRF’s rights in the same, and ULRF will not attempt to separately grant a license to any third party under its rights in such Jointly Owned Licensed Patent without concurrently granting a sublicense under Licensee’s rights in the same.
(b)	If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Licensed Patents in practicing Licensee’s Patent Rights, then Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a Sublicense.
(c)	If Licensee is unable or unwilling to develop potential Licensed Products or Licensed Services (within the parameters set forth in this Agreement) or to serve a market territory and Licensee has not, after an appropriate search period, identified a Sublicensee candidate therefor reasonably acceptable to Licensee, and ULRF has identified to Licensee an experienced, competent and reliable organization willing to be a Sublicensee therefor, Licensee will, at ULRF’s request, negotiate in good faith a Sublicense with any such potential Sublicensee on reasonable commercial terms.

3.3	Sublicense Requirements. Any Sublicense: (a) is subject to this Agreement, (b) will not permit the grant of further Sublicenses by the Sublicensee, and (c) will, as a condition of validity, expressly include the provisions of Articles 7, 8 and 10 for the benefit of ULRF and UofL.

3.4	Notice and Copy of Sublicense. Within thirty (30) days of execution of each Sublicense, or amendment thereof, Licensee will notify ULRF of such executed Sublicense or amendment and provide to ULRF a copy of such Sublicense or amendment with no portion which is relevant to ULRF’s rights hereunder redacted. Such Sublicense or amendment shall be Confidential Information of Licensee hereunder.

3.5	License Termination. Upon termination of this Agreement for any reason, all Sublicenses will automatically terminate, unless ULRF, at its sole discretion, agrees in writing to an assignment to ULRF of any Sublicense. In the event of termination of this Agreement and if ULRF accepts assignment of any Sublicense, ULRF will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than, those rights and obligations contained in this Agreement. ULRF will have the sole right to modify each such assigned Sublicense to include all of the rights of ULRF contained in this Agreement.

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4. DILIGENCE

ARTICLE 4

4.1	Best Efforts by Licensee. Licensee will use good-faith efforts to effect introduction of Licensed Products and (if applicable) Licensed Services into the commercial market as soon as possible; thereafter, and until the expiration or termination of this Agreement, Licensee will use commercially reasonable efforts to keep Licensed Products and (if applicable) Licensed Services reasonably available to the public.

4.2	Milestones. In addition to Licensee’s obligations under Section 4.1, Licensee will accomplish the diligence milestones (“Milestones”) set forth in Exhibit C. Licensee agrees that said Milestones are reasonable and that it will take all reasonable steps to meet its diligence obligations.

4.3	Licensee’s failure to perform in accordance with Sections 4.1 or 4.2 will be grounds for ULRF to terminate this Agreement pursuant to Section 15.3.

5. payments and accounting

ARTICLE 5

5.1	Fees and Royalties. In partial consideration for the rights granted herein, Licensee will pay to ULRF the fees, royalties and other amounts specified in Exhibit B, and will reimburse ULRF for costs incurred in connection with the Licensed Patents as provided in Section 9.2.

5.2	Payment Procedures. All payments due to ULRF will be made in United States currency preferably by electronic funds transfer (EFT), e.g., ACH, wire or book transfer. Bank information will be provided upon request. Alternatively, payments due to ULRF hereunder may be made by check or money order payable to “University of Louisville Research Foundation, Inc.” with reference to tax identification number 61-1029626, and remitted to the address for ULRF specified in Section 14.1. Licensee or its Sublicensees will be responsible for payments of any fees associated with the transfer or other delivery of amounts payable to ULRF hereunder.

5.3	Calculation and Payment of Royalties. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period. Royalties will be paid to the ULRF free and clear of all foreign taxes. If any Licensed Patent, or any claim thereof, expires or is held invalid by a final decision of a patenting authority or a court of competent jurisdiction from which no appeal can be or is taken, all obligations to pay Royalties based on such Licensed Patent, or claim, will cease as of the date of such expiration or final decision, and in addition (in the case of invalidity but not in the case of expiration), Licensee shall be relieved of all accrued within the previous nine (9) months but unpaid obligations to pay Royalties based on such Licensed Patent, or claim. For clarity, Royalties based on Licensed Technical Knowledge will still apply. Licensee will not, however, be relieved from paying any Royalties that accrued before such expiration or that are based on another Licensed Patent, or claim within any Licensed Patent, which is not expired, or which is not held invalid or unpatentable in such final decision.

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5.4	Books and Records. Licensee will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing (a) the amount of Royalties payable to ULRF, and (b) Licensee’s compliance with obligations under this Agreement. For six (6) years following the end of the calendar year to which they pertain, said books and the supporting data will be open, during normal business hours upon reasonable notice, to inspection and audit by an independent certified public accountant as well as an internal ULRF auditor for purposes of verifying Licensee’s Development and Royalty Reports under Article 6 and compliance in other respects with this Agreement. Such representatives will be required to hold all information in confidence except as necessary to communicate Licensee’s non-compliance with this Agreement to ULRF. The fees and expenses of the representatives performing such an examination will be borne by ULRF, provided that if an error in underpaid Royalties or other payments to ULRF of more than five percent (5%) for any calendar year is discovered, then the fees and expenses of these representatives in conducting such examination will be borne by Licensee.

5.5	Self-audit. Licensee will conduct an independent audit of Sales and Royalties at least every two (2) years if Net Sales exceed five million dollars ($5,000,000) in any given calendar year. The audit will address, at a minimum, the amount of Net Sales by or on behalf of Licensee during the audit period, the amount of funds owed to ULRF under this Agreement, and whether the amount owed has been paid to ULRF and is reflected in Licensee’s records. Licensee will submit the auditor’s report promptly to ULRF upon completion. Licensee will pay for the entire cost of the audit.

5.6	Auditing and Review of Development Records. ULRF reserves the right to audit Licensee’s records relating to the development of Licensed Products and Licensed Services as required hereunder. Such requirements for Licensee’s record keeping and ULRF’s audit thereof will be subject to the same procedures and restrictions set forth in Section 5.4 for audit of financial records of Licensee.

5.7	Late Payments. In the event any payment due hereunder is not made when due, the payment will accrue interest, calculated at the monthly rate of one and one-half percent (1.5%), the interest being compounded on the last day of each calendar month. Each such payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of ULRF to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to, termination of this Agreement as provided in Article 15.

6. development AND ROYALTY REPORTS

ARTICLE 6

6.1	Development Reports. Until the first Sale occurs in the United States, Licensee will submit to ULRF a semi-annual development report (“Development Report”) within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period. Development Reports will cover Licensee’s activities related to the development and testing of Licensed Products, Licensed Services, and Licensed Methods, including efforts related to obtaining necessary government approvals, if any, for marketing in the United States and foreign countries. Each Development Report will provide a sufficiently detailed summary of activities of Licensee and any Sublicensees so that ULRF may evaluate and determine Licensee’s progress in the development of Licensed Products, Licensed Services, and Licensed Methods, and in meeting Licensee’s diligence obligations under Article 4, and include at least the following: (a) summary of work completed and in progress; (b) current schedule of anticipated events and milestones, including the diligence Milestones under Article 4; (c) anticipated market introduction dates; (d) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period; (e) Sublicensees’ known activities during the reporting period; and (f) description of any Non-Royalty Sublicensing Income received by Licensee. In the Development Report immediately subsequent to the first Sale by Licensee or by a Sublicensee, Licensee will report the date of such first Sale.

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6.2	Royalty Reports. After the first Sale, within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period, Licensee will submit to ULRF a semi-annual royalty report (“Royalty Report”), accompanied by the corresponding Royalty payment as required in Exhibit B, Section 2. Each Royalty Report will include at least the following: (a) the volume of Licensed Products and Licensed Services Sold (if no Sales have occurred during the report period, the Royalty Report will contain a statement to this effect); (b) gross amounts of any payments or other consideration received in connection with Sales, (c) Net Sales pursuant to Section 1.10, and the calculation of Net Sales, including all deductions taken, so that ULRF can confirm the calculation; (d) total Royalties due to ULRF; (e) description of any Non-Royalty Sublicensing Income received by Licensee; and (f) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period.

6.3	Submission of Development and Royalty Reports. All Development and Royalty Reports will be submitted electronically via email with reference to this Agreement (ULRF ref. 20337-LA) to the UofL Commercialization EPI-Center service account at thinker@louisville.edu.

7. EXCLUSIONS AND NEGATIONS OF WARRANTIES, AND LIMITATION OF LIABILITY

ARTICLE 7

7.1	Negation of Warranties. ULRF provides Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS. ULRF makes no representations and extends no warranties of any kind, either express or implied, except a representation that ULRF owns the Licensed Patents and that neither ULRF nor any of the Inventors have granted any licenses in the Licensed Patents to any commercial or for-profit entities. Among other things, ULRF disclaims any express or implied warranty: (a) of merchantability, or of fitness for a particular purpose; (b) of non-infringement; or (c) arising out of any course of dealing.

7.2	No Representation of Licensed Patent. Licensee also acknowledges that ULRF does not represent or warrant: (a) the validity or scope of any Licensed Patent; or (b) that the exploitation of the Invention or Licensed Patents or Licensed Technical Knowledge will be successful.

7.3	No Warranties to Third Parties. Licensee will not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article.

7.4	Limitation of Liability. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS, LICENSED SERVICES, LICENSED METHODS AND UNDERLYING RESEARCH IS ASSUMED BY LICENSEE OR ANY SUBLICENSEES. IN NO EVENT (OTHER THAN WILLFUL MISCONDUCT OR FRAUD AND TO THE EXTENT PERMITTED BY LAW) WILL ULRF, UOFL, INCLUDING ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL OR OTHER DAMAGES WHATSOEVER, OR LOST PROFITS OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO THE PRACTICE OF THE INVENTION OR LICENSED PATENTS (INCLUDING MAKING, USING, SELLING, OFFERING TO SELL, OR IMPORTING LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS) WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH ULRF, UOFL, ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS OR AGENTS MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

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8. INDEMNITY AND INSURANCE

ARTICLE 8

8.1	Indemnity. Licensee will indemnify, hold harmless, and defend ULRF, UofL, and its trustees, fellows, officers, employees, students, and agents from and against any and all claims, suits, losses, damage, costs, fees, expenses (including attorneys’ fees), and claims resulting from or arising out of the exercise of the license granted hereunder, or any Sublicense thereof, by Licensee, Affiliates or Sublicensees. This indemnification will include, but not be limited to, any product liability. This Section 8.1 shall not apply to the extent the claims, suits, losses, damage, costs, fees, and/or expenses are due to any indemnitee’s breach of this Agreement, violation of law, willful misconduct or fraud.

8.2	Insurance. During the Term, Licensee will obtain and maintain at all times and will require Sublicensees, and any subcontractors of any of the foregoing, to obtain and maintain (a) insurance for all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement; and (b) commercial general liability insurance, with limits of insurance not less than $1,000,000 per occurrence and $3,000,000 aggregate, including products liability insurance, written on an occurrence bases, from reputable and financially secure insurance carriers (having an A.M. Best rating of A IX or above) to cover their respective activities. Such insurance will provide an appropriate and standard level of coverage considering the size of the company and for the product and industry, and will list ULRF, UofL, its trustees, fellows, officers, employees, students, and agents as additional insureds. Such insurance will be written to cover claims resulting from or arising out of the exercise of the licenses granted hereunder, or any Sublicense thereof, by Licensee or Sublicensees incurred, discovered, manifested, or made at any time during or after the expiration or termination of this Agreement. At ULRF’s request, Licensee will furnish a certificate of insurance evidencing primary coverage, indicating that ULRF and UofL have been listed as an additional insured under commercial general liability, and requiring thirty (30) days prior written notice to ULRF of cancellation or material change. All such insurance of Licensee will be primary coverage; the insurance of ULRF will be deemed to be excess and noncontributory. ULRF will notify Licensee in writing of any claim brought against ULRF in respect to which ULRF intends to invoke the provisions of this Section. Licensee will keep ULRF informed in writing and on a current basis of Licensee’s defense(s) of any known claim under this Section.

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9. patent prosecution and maintenance

ARTICLE 9

9.1	Responsibility for Licensed Patents. ULRF will prosecute and maintain the Licensed Patents, subject to Licensee’s reimbursement of ULRF’s Patent Costs under Section 9.2. ULRF will have sole responsibility for retaining and instructing patent counsel (which from and after the Effective Date shall be selected by Licensee but reasonably acceptable to ULRF), and will promptly provide Licensee with copies of all official patent office correspondence. ULRF will seek and consider comments from Licensee prior to taking any substantive prosecution action in any Licensed Patent, provided that if Licensee has not commented on such prosecution action prior to the deadline for filing a response with the relevant government patent office, ULRF will be free to respond appropriately without consideration of Licensee’s comments. ULRF will use reasonable efforts to prepare or amend any patent application within the Licensed Patents to include claims reasonably requested by Licensee to protect the Licensed Products or Licensed Services contemplated to be Sold or Licensed Methods to be practiced under this Agreement. Licensee will make all reasonable efforts to advise ULRF and its patent counsel in order to secure the broadest patent protection possible with respect to envisioned Licensed Products and (if any) Licensed Services.

9.2	Patent Costs. Subject to Section 9.3, Licensee will reimburse ULRF for all out-of-pocket costs incurred before, on, or after the Effective Date in connection with preparing, filing, prosecuting and maintaining Licensed Patents (including, without limitation, the cost of any reexaminations, oppositions, post-grant review, inter partes review, supplemental examinations, and other patent office administrative proceedings, and their appeals), which have not been previously reimbursed to ULRF (“Patent Costs”).

(a)	Prior Patent Costs. Licensee will reimburse ULRF for all Patent Costs incurred prior to the Effective Date in the amount stated in Exhibit B at such time and in such manner as stated in Exhibit B.
(b)	Ongoing Patent Costs. Licensee will reimburse ULRF for all Patent Costs incurred on or after the Effective Date within thirty (30) days of receipt by Licensee of invoice from ULRF for the same.
(c)	Advances. If a specific Patent Cost is estimated to be greater than ten thousand dollars ($10,000) or if Licensee has not timely reimbursed ULRF for ongoing Patent Costs, then ULRF, at its sole discretion, may require that Licensee deposit with ULRF a reasonable amount, as based on patent counsel’s estimate or invoice, as an advance against anticipated significant Patent Costs, such as new patent application filings, maintenance fees, or annuities. Unless otherwise agreed, such funds will be applied against invoices ULRF receives in connection with such Patent Costs until the funds are depleted. Upon expiration or termination of this Agreement, or at such time that no additional Patent Costs are reasonably anticipated, the remaining balance, if any, will be returned to Licensee at Licensee’s written request, or at Licensee’s election, may be credited against other amounts then due and payable to ULRF hereunder.

9.3	Surrender of Rights. Licensee’s obligation to pay Patent Costs will continue for so long as this Agreement remains in effect, provided that Licensee may terminate Licensee’s obligations with respect to any given patent application or patent within the Licensed Patents in any designated country upon ninety (90) days written notice to ULRF. In the event of such notice to ULRF, ULRF will undertake to curtail applicable Patent Costs reimbursable by Licensee pursuant to Section 9.2. ULRF may continue prosecution and maintenance of such patent applications or patents at ULRF’s sole discretion and expense, provided that Licensee will have no further rights thereunder.

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10. CONTEST OF PATENT VALIDITY

ARTICLE 10

10.1	Licensee and Sublicensees must provide ULRF at least ninety (90) days prior written notice before filing any action that contests the validity of any Licensed Patent during the Term.

10.2	In the event Licensee, a Sublicensee, or an Affiliate files any action contesting the validity of any Licensed Patent, the Royalty rate applicable to Sales made during the pendency of such action will be two (2) times the Royalty rate specified in Exhibit B. Should the outcome of such contest determine that any claim of a Licensed Patent challenged is valid and would be infringed by Licensee’s or a Sublicensee’s Sales if not for the license granted by this Agreement, the applicable Royalty rate for Sales made thereafter and for the remainder of the Term will be three (3) times the Royalty rate specified in Exhibit B. In the event that Licensee, a Sublicensee, or an Affiliate contests the validity of any Licensed Patent during the Term, Licensee agrees (and will require its Sublicensees to agree) to pay to ULRF all royalties due under this Agreement during the period of challenge. For the sake of clarity, such amounts will not be paid into any escrow or other account, but directly to ULRF, and will not be refunded.

11. INFRINGEMENT

ARTICLE 11

11.1	Infringement Procedure. Each Party will promptly notify the other Party if it believes a third party infringes a Licensed Patent in the Field of Use. So long as the license granted herein remains exclusive, Licensee may have the right to institute a suit against such third party as provided in Sections 11.2 through 11.6.

11.2	ULRF Suit. ULRF will have the first right to institute suit, and may name Licensee as a party to such suit for standing purposes. If ULRF decides in good faith to institute suit, it will notify Licensee in writing. If Licensee does not notify ULRF in writing that it desires to jointly prosecute the suit within fifteen (15) days after the date of the notice, Licensee will assign and hereby does assign to ULRF all rights, causes of action, and damages resulting from the alleged infringement. ULRF will bear the entire cost of the litigation, and from any recovery or damages derived therefrom, ULRF will first be reimbursed its out-of-pocket costs and attorney fees, and the remaining sums will be split, with seventy-five percent (75%) of such sums going to ULRF, and twenty-five percent (25%) of such sums going to Licensee. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith.

11.3	Joint Suit. If ULRF and Licensee so agree (or if Licensee so elects pursuant to Section 11.2), they may institute suit jointly. If so, they will: (a) prosecute the suit in both their names; (b) bear the out-of-pocket costs equally; (c) share any recovery or settlement equally; and (d) agree in a separate written document how they will exercise control over the action. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith

11.4	Licensee Suit. If ULRF does not elect to, within 45 days after Licensee notifies ULRF pursuant to Section 11.1 of a particular infringement, pursue a suit pursuant to either of Sections 11.2 or 11.3, Licensee may institute and prosecute a suit so long as it conforms with the requirements of this Section and Licensee or a Sublicensee is diligently developing or making Sales of Licensed Products or Licensed Services. Licensee will diligently pursue the suit and will bear the entire cost of the litigation, and will indemnify ULRF for any costs, expenses, and counsel fees incurred by ULRF. Licensee will keep ULRF reasonably apprised of all developments in the suit, and will seek ULRF’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Licensee will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects the interests of ULRF or UofL without ULRF’s prior written consent. ULRF may be named as a party only if: (a) Licensee’s, ULRF’s and UofL’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing; (b) ULRF is not the first named party in the action; and (c) the pleadings and any public statements about the action state that Licensee is pursuing the action and that Licensee has the right to join ULRF as a party plaintiff thereto.

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11.5	Recovery. If Licensee institutes suit pursuant to Section 11.4, any recovery in excess of any unrecovered litigation costs and fees will be shared with ULRF as follows: Any recovery will be split, with seventy-five percent (75%) of such sums going to Licensee, and twenty-five (25%) of such sums going to ULRF. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation to ULRF in good faith.

11.6	Abandonment of Suit. If either ULRF or Licensee commences a suit and thereafter intends to abandon the suit, it will give timely notice to the other Party. The other Party may continue prosecution of the suit after ULRF and Licensee agree on the sharing of expenses and any recovery in the suit.

12. DECLARATORY JUDGMENT

ARTICLE 12

12.1	In the event a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent is brought against Licensee, then ULRF, at its option and sole discretion, will have the right, within thirty (30) days after commencement of such action, to (in good faith) intervene and take over and conduct the sole defense of the action at its own expense.

13. CONFIDENTIALITY

ARTICLE 13

13.1	With respect to disclosures by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) under this Agreement or under the Option Agreement identified in the above Background Section, effective March 31, 2020, the Receiving Party will, subject to Sections 13.2 and 13.3, keep any information identified as confidential by the Disclosing Party confidential using methods at least as stringent as each Party uses to protect its own confidential information. “Confidential Information” will include the negotiated terms of this Agreement as set forth in Exhibits B and C, Licensee’s Development Reports, Royalty Reports, Sublicenses, the Licensed Patents (until publication of the Licensed Patents), information regarding any prior/on-going/future research or the review of such research and all information concerning them and any other information that which a reasonable person would understand to be confidential in natureor which is marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the Parties. Except as may be authorized in advance in writing by ULRF, Licensee will grant access to ULRF’s Confidential Information only to its own employees or agents involved in research relating to the Licensed Patents and Licensee will require such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Article.

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13.2	The confidentiality and non-use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that the information:

(a)	was already in the Receiving Party’s possession on a non-confidential basis prior to receipt from the Disclosing Party;
(b)	was in the public domain by public use, general knowledge or the like, or after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party or its disclosees;
(c)	was properly obtained by the Receiving Party from a third party not under a confidentiality obligation to or for the benefit of the Disclosing Party;
(d)	is explicitly approved for release by written authorization of the Disclosing Party;
(e)	is independently developed by employees or agents of the Receiving Party who had no knowledge of or access to the Confidential Information as evidenced by the Receiving Party’s business records;
(f)	is required to be disclosed to the public pursuant to federal securities laws or regulations; or
(g)	five (5) years have elapsed from the expiration of this Agreement.

13.3	ULRF will be free to release to the Inventors, and to ULRF and UofL senior administrators, the terms and conditions of this Agreement upon their request. If such release is made, ULRF will inform such individuals of the confidentiality obligations set forth above that require that such individuals not disclose such terms and conditions to others.

13.4	The Receiving Party may disclose Confidential Information of the Disclosing Party pursuant to a requirement to so disclose under applicable laws or regulations or a valid order of a court or other governmental authority of competent jurisdiction, including an opinion issued by the Kentucky Attorney General which carries the force of law in Kentucky open-records cases, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) reasonably affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure (and reasonably cooperates with such effort) and (c) to the extent that the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose. For the avoidance of doubt, the Confidential Information disclosed by said law or legal process remains confidential unless and until it falls under one of the exceptions set forth in Sections 13.2(a)-(g). (For avoidance of doubt: if Confidential Information disclosed by said law or legal process becomes general or public knowledge thereby, Section 13.2(b) would be applicable.)

14. NOTICES and invoices

ARTICLE 14

14.1	Notices. All notices required or permitted to be given hereunder will be effective when given in writing, with reference to this Agreement and when (a) sent by email, (b) sent by registered or certified mail, return receipt requested, or (c) by overnight courier, such as Federal Express or UPS, to the other Party at its respective address set forth below or to such other address as one Party may designate by written notice from time to time hereunder. Notices will be deemed effective when received.

If to Licensee:	Qualigen Therapeutics, Inc.
2042 Corte Del Nogal
Carlsbad, CA 92011
Email: mpoirier@qualigeninc.com
Attn.: Michael S. Poirier, President/CEO

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If to ULRF:	Commercialization EPI-Center
University of Louisville
300 East Market Street, Suite 300
Louisville, KY 40202
Email: thinker@louisville.edu
Attn.: Director
ULRF ref. #20337-LA

14.2	Invoices. ULRF may submit invoices for any payments due in electronic form via email sent to the email address supplied by Licensee from time to time. An invoice directed to the last email address provided by Licensee to ULRF will be deemed received by Licensee when sent by ULRF.

15. TERM AND TERMINATION

ARTICLE 15

15.1	Term. This Agreement will continue in full force and effect from the Effective Date until the expiration of the last to expire Licensed Patents, unless sooner terminated by operation of law or by acts of either Party in accordance with the terms of this Agreement (the “Term”).

15.2	Termination by Licensee. Licensee may terminate this Agreement by providing written notice to ULRF in accordance with Section 14.1 at least ninety (90) days in advance of the effective date of termination selected by Licensee.

15.3	Termination by ULRF. If Licensee should materially violate or fail to perform any material term or provision of this Agreement, then ULRF may give written notice of such default (“Notice of Default”) to Licensee. If Licensee should fail to repair such default within thirty (30) days of the effective date of such Notice of Default, ULRF will have the right to terminate this Agreement by a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such notice. Such termination will not relieve Licensee of Licensee’s obligation to pay any Royalty or fees owing at the time of such termination and will not impair any accrued rights of ULRF. Notices given under this Section will be subject to Section 14.1.

(a)	Notwithstanding Section 15.3, ULRF may, to the extent permitted by applicable law, terminate this Agreement immediately upon written notice to Licensee if Licensee files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee or of its assets, or if Licensee is served with an involuntary petition against it, filed in any proceeding of such sort, and such petition is not dismissed within 60 days after the filing thereof, or if Licensee overtly proposes to dissolve or liquidate, or if Licensee makes an assignment for the benefit of its creditors.

.

15.4	Consequences of Termination. Upon termination of this Agreement for any reason, nothing herein is to be construed to release either Party from any obligation that matured prior to the effective date of such termination. Licensee may, however, for one (1) year following the date of termination, Sell inventoried Licensed Products, provided that Licensee pays to ULRF Royalties thereon as required under Article 5 and submits the related reports as required under Article 6. Upon termination, Licensee will remain obligated to provide, in the form specified in Section 6.2, an accounting for and pay Royalties earned up to the date of termination and for the one (1) year period thereafter, as specified above, and any Annual Minimums prorated as of the date of termination based on the number of days elapsed in the applicable License Year. Any such payments or reports due hereunder will be sent to ULRF within thirty (30) days of termination. In the event of termination, ULRF will have no obligation to as a result of such termination refund any royalties, fees, or other amounts paid to ULRF under this Agreement or any other agreement between the Parties.

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15.5	Surviving Provisions. Surviving any termination or expiration are: (a) Licensee’s obligation to pay royalties or other amounts accrued; (b) any claim of Licensee or ULRF, accrued or to accrue, because of any breach or default by the other Party; and (c) the provisions of Articles 5, 6, 7, 8, 12, 13 and 17, Section 3.5, and any other provision that by its nature is intended to survive.

16. assignment

ARTICLE 16

16.1	Permitted Assignment by Licensee. Subject to Section 16.3, Licensee may assign this Agreement to its successor in interest as part of a Change of Control, provided that, if Licensee is in material breach of any material provision of this Agreement, Licensee must obtain ULRF’s prior written consent to such assignment.

16.2	Any Other Assignment by Licensee. Any other attempt to assign this Agreement by Licensee is null and void.

16.3	Conditions of Assignment. Prior to any assignment, the following conditions must be met:

(a)	Licensee must give ULRF simultaneous or prior written notice of the assignment, including the assignee’s contact information; and
(b)	the assignee must agree in writing to ULRF to be bound by this Agreement.

16.4	After the Assignment. Upon a permitted assignment of this Agreement pursuant to this Article, the term “Licensee” in this Agreement will mean the assignee.

17. MISCELLANEOUS

ARTICLE 17

17.1	Marking. Licensee will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

17.2	Use of Names and Trademarks. Licensee will not, without the prior written consent of ULRF, identify ULRF, UofL, or any of their affiliated entities in any promotional statement or use the name of any Inventor (with the exception of any Inventors who are employed by, partners in, or consultants of Licensee) or any UofL employee or student, or any trademark, service mark, trade name, or symbol of ULRF or UofL. Notwithstanding the foregoing or anything to the contrary herein, Licensee may state that it is a licensee of ULRF with respect to the Licensed Patents; likewise, ULRF or UofL may state that the Licensed Patents are licensed to Licensee.

17.3	Entire Agreement; Amendment. This Agreement, including the attached Exhibits, constitutes the entire agreement and the understanding of the Parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous communications, agreements, commitments, representations, or understandings, whether oral or written, between the Parties relating to the same. For avoidance of doubt: the Exclusive Agreement dated June 8, 2018 (and as thereafter amended) between ULRF and Qualigen, Inc. (ULRF ref. #18255-LA), sponsored research agreement dated August 15, 2018 between ULRF and Qualigen, Inc. (ULRF ref. #OIEN190151-SRA), and the other agreements referred to therein are not superseded hereby. Any confidential information which was disclosed under the Option Agreement or under any written confidentiality agreement between the Parties (and/or an Affiliate of a Party) before the Term shall remain confidential and shall be subject to the nondisclosure and nonuse provisions set forth in Article 13 of this Agreement. This Agreement may be modified only by an instrument duly executed by authorized officials of the Parties and only if such instrument specifically states that it is an amendment to this Agreement.

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17.4	Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining provisions are not in any way to be affected or impaired thereby. In the event such curtailment, limitation or deletion is not allowed by relevant law or if such curtailment, limitation or deletion changes any essential basis of the bargain set forth in this Agreement, the Parties agree to substitute a new provision as similar in effect to the deleted provision as may be allowed by relevant law.

17.5	Interpretation. Any reference herein to any defined term includes both the singular and the plural, whether or not both forms are included in the reference. References to any statutes or regulations mean such statutes or regulations as amended at the time of interpretation and include any successor legislation or regulations. All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. Any Exhibits are hereby incorporated by reference and deemed a part of this Agreement. Unless the context otherwise requires, capitalized terms used herein will have the respective meanings specified or referred to in Article 1, or elsewhere herein. Any words not herein defined will have their ordinary meaning.

17.6	Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that (or any other) right or excuse a similar subsequent failure to perform any such (or any other) term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

17.7	No Agency. The relationship between the Parties is that of independent contractors. Neither Party will be deemed an agent of the other in connection with the exercise of any rights hereunder, nor will either Party have any right or authority to assume or create any obligation or responsibility on behalf of the other.

17.8	Governing Law. This Agreement will be governed solely by the laws of the Commonwealth of Kentucky, without applying any law that would result in the application of a different body of law; provided that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent has been granted. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

17.9	Jurisdiction and Forum. The state courts located in the Commonwealth of Kentucky will have exclusive jurisdiction over any claim or dispute concerning or arising out of this Agreement. The Parties hereby irrevocably consent to the exclusive jurisdiction of such courts and irrevocably waive any claim of inconvenient forum; provided that, notwithstanding the foregoing, either Party will have the right to seek injunctive relief and the enforcement of judgments in any court of competent jurisdiction.

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17.10	Compliance with Laws. This Agreement will be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement. Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, offer for Sale, or import of Licensed Products or Licensed Services, or in Licensee’s practice of Licensed Methods. Without limitation, Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products, Licensed Services, or Licensed Methods, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR). Licensee will obtain, and will require Affiliates (if applicable) and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Licensed Products made by use of technical data) as may be required by EAR, and any similar foreign laws or regulations, and Licensee hereby gives such written assurances as may be required under those Regulations to ULRF.

17.11	Export Controls. Licensee understands that ULRF and UofL are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and ULRF’s obligations to Licensee under this Agreement are contingent on and subject to compliance with such laws and regulations. The transfer of certain technical data or commodities may require a license from an agency of the United States Government or written assurances by Licensee or a Sublicensee that Licensee or a Sublicensee will not export such technical data or commodities to certain foreign countries without prior approval of such agency. ULRF neither represents that such a license will not be required nor that, if required, it will be issued.

Therefore, the Parties have executed this Exclusive License Agreement in duplicate originals by their duly authorized officers or representatives.

Signatures appear on the following page.

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UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.	QUALIGEN THERAPEUTICS, INC.

/s/ T. Allen Morris	/s/ Michael S. Poirier
T. Allen Morris, Ph.D., MBA	Michael S. Poirier
Executive Director	President/CEO
Commercialization EPI-Center

Date June 9, 2020	Date June 9, 2020

Attachments:	Exhibit A: Licensed Patents
Exhibit B: Fees and Royalties
Exhibit C: Diligence Milestones

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EXHIBIT A – LICENSED PATENTS

●	United States Provisional Patent Application no. 63/001,308; Methods of Inhibiting or Treating a Coronavirus Infection; Filing date: March 28, 2020; ULRF ref. #20050.

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EXHIBIT B – FEES AND ROYALTIES

NOTICE

THIS EXHIBIT B CONTAINS FINANCIAL AND COMMERCIAL INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL. THE PARTIES AGREE NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN ARTICLE 13 HEREOF.

1.	License Issue Fee. Within ten (10) calendar days of the Effective Date, Licensee will pay to ULRF a License Issue Fee of Twenty Thousand dollars ($20,000).

2.	Royalties. Licensee agrees to pay to ULRF earned royalties (“Royalties”) as a percentage of Net Sales for all Licensed Products and Licensed Services Sold during the Term by Licensee, Affiliates, Sublicensees or any third party otherwise authorized by Licensee to Sell Licensed Products and/or Licensed Services according to the following schedule:

a.	Licensee agrees to pay to ULRF Royalties at the rate of four percent (4%) of Net Sales up to and equal to two hundred fifty million dollars ($250,000,000) cumulative gross Sales in which Licensed Products are produced and/or Sold or Licensed Services are conducted in countries or regions where there are valid claims for Licensed Patents covering such Licensed Patents or Licensed Services.
b.	Licensee agrees to pay to ULRF Royalties at the rate of five percent (5%) of Net Sales for any Sales exceeding two hundred fifty million dollars ($250,000,000) cumulative gross Sales in which Licensed Products are produced and/or Sold or Licensed Services are conducted in countries or regions where there are valid claims for Licensed Patents covering such Licensed Patents or Licensed Services.
c.	Licensee agrees to pay to ULRF Royalties at the rate of two and a half percent (2.5%) of Net Sales for any Sales not covered by Licensed Patents.

Amounts owed under this Section will be paid and reported on a semi-annual basis, as described in Section 6.2.

For clarity, Royalties are payable to ULRF if Licensed Products are produced in a country covered by Licensed Patents but Sold in a country not covered by Licensed Patents. Conversely, Royalties are payable to ULRF if Licensed Products are produced in a country not covered by Licensed Patents buy Sold in a country that is covered by Licensed Patents.

3.	Sharing of Non-Royalty Sublicensing Income. In addition to but not in duplication of paragraph 2 above, with respect to any Sublicenses granted by Licensee under Article 3, Licensee will pay Non-Royalty Sublicensing Income to ULRF according to the following schedule for Non-Royalty Sublicensing Income actually received by Licensee:

a.	Fifty percent (50%) if sublicensed in the first or second License Year of the Agreement;
b.	Forty percent (40%) if sublicensed in the third or fourth License Year of the Agreement; and
c.	Thirty percent (30%) if sublicensed in the fifth License Year or any subsequent License Year of the Agreement.

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Amounts owed under this Section will be paid to ULRF within thirty (30) days of Licensee’s receipt of any Non-Royalty Sublicensing Income. No payments owed under this Section will be prorated, regardless of whether or not the Sublicense is bundled with other licenses or sublicenses, without ULRF’s written consent. It is contemplated that any Sublicensee of the Licensed Patents or Licensed Technical Knowledge, or any third party acquiring Licensee would continue the performance of relevant activities and obligations under this Agreement, including the payment of all royalties and fees, pursuant to this Agreement.

4.	Annual Minimums. If total amounts actually paid under Sections 2 and 3 of this Exhibit for any calendar year are less than the applicable minimum amount set forth in the following subsections (the “Annual Minimum”), Licensee will pay to ULRF an amount for that calendar year equal to the shortfall. Such payment will be made within sixty (60) days from the first day following the end of the applicable calendar year (i.e. the first payment will be due sixty (60) days from January 1, 2025). If this Agreement expires or terminates for any reason during any calendar year, the Annual Minimum for such License Year will be reduced pro-rata.

Calendar Year(s)	Annual Minimum	Due as of:
2024	Five thousand dollars ($5,000)	Jan. 1, 2025
2025	Ten thousand dollars ($10,000)	Jan. 1, 2026
2026	Ten thousand dollars ($10,000)	Jan. 1, 2027
2027	Twenty thousand dollars ($20,000)	Jan. 1, 2028
2028	and each calendar year thereafter. Fifty thousand dollars ($50,000)	Jan. 1, 2029 and each Jan. 1 thereafter.

5.	Prior Patent Costs. Licensee will reimburse ULRF the balance of Patent Costs incurred and invoiced prior to the Effective Date which equals the total of any and all Patent Costs incurred and invoiced prior to the Effective Date minus the amount paid under the Option Agreement. Licensee’s payment of such prior Patent Costs will be due and payable as of the Effective Date of this Agreement.

Balance of Prior Patent Costs:	$3,006.00

Any Patent Costs incurred prior but invoiced after the Effective Date will be reimbursed to ULRF by Licensee in accordance with Section 9.2 of the Agreement.

6.	Milestone Payments. Licensee will pay to ULRF the following non-creditable, non-refundable license milestone payments:

To be paid by Licensee to ULRF for the first Licensed Product:

●	Upon first dosing of any Licensed Product to the first subject or patient for the first phase I clinical trial:	$50,000
●	Upon first dosing of any Licensed Product to the first subject or patient for the first phase II clinical trial:	$100,000
●	Upon first dosing of any Licensed Product to the first subject or patient for the first phase III clinical trial:	$150,000
●	Market approval*:	$300,000
●	Achieving $500,000,000 in sales of Licensed Product:	$5,000,000

*Market approval is regulatory approval by a major regulatory entity, such as the FDA.

Payment for the above milestones shall be paid within thirty (30) days from the date that specific milestone occurs. None of the milestone payments is payable more than one-time-only.

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EXHIBIT C – DILIGENCE MILESTONES

NOTICE

THIS EXHIBIT C CONTAINS COMMERCIAL AND PROPRIETARY INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL. THE PARTIES AGREE NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN ARTICLE 13 HEREOF.

Non-Fee-Based, Diligence Milestones: If Licensee fails to meet a diligence milestone by the milestone due date, Licensee may request an extension or modification of the diligence milestone, and ULRF will consider a reasonable extension or modification provided that Licensee demonstrates that it has diligently, vigorously and in good faith made progress in the applicable milestone.

●	December 31, 2020: Execution of a sponsored research agreement supporting at least $250,000 in research.

●	January 31, 2021: Licensee to have obtained or retained sufficient funding for Phase I clinical trial.

●	July 1, 2021: Dosing of first patient in Phase I clinical trial.

●	November 1, 2022: Dosing of first patient in Phase II clinical trial.

●	[Date to be determined in the future by the Parties after good faith discussions in light of the actual results of the Phase II clinical trial, the perceived necessity for a Phase III clinical trial, the regulatory pathway toward any necessary Phase III clinical trial and the expected duration of any necessary Phase III clinical trial]: Regulatory submission.

●	[Date to be determined in the future by the Parties after good faith discussions in light of the actual results of the Phase II clinical trial, the perceived necessity for a Phase III clinical trial, the regulatory pathway toward any necessary Phase III clinical trial, the expected duration of any necessary Phase III clinical trial and the expected timeline (under the circumstances) from the end of such Phase III clinical trial to regulatory approval]: Date of first commercial sale.

●	Following the first commercial sale, Licensee shall use best efforts to fill the market demand for the Licensed Products at all times.

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